EXHIBIT 99.02

July 12, 2006 (revision 3)

Mr. Jon Castor
[Address Line 1]
[Address Line 2]

Dear Jon:

On behalf of the Board of Directors I am pleased to offer you membership to our Board of Directors. I am confident that you will provide the senior leadership and financial and business acumen that will continue to enhance our customer and stockholder value.

Members of the Board of Directors are compensated in the following manner: $6,500 per fiscal quarter; $3,000 per meeting plus travel expenses (whether in-person or telephonically). The Chairman of the Board of Directors can designate additional non-scheduled meetings at a reduced fee of $2,000. If you are elected to chair a committee, you will receive $7,000 per fiscal year to be the Chairman of the Compensation Committee and $10,000 per year to be the Chairman of the Audit Committee. You’ll also receive $1,200 per formal committee meeting.

As an alternative to receiving your quarterly payment, you may defer the payment by investing it in the Adaptec, Inc. Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified plan that has multiple funds in which to invest.

In accordance with the Company’s 2000 Director Option Plan, you will be granted an option to purchase 32,500 shares of Adaptec stock on the date you first become a director, which will be the date you accept this offer. The exercise price of your option grant is the market closing price on the date before you accept. The option grant will vest 25% on your one year anniversary with Adaptec and quarterly thereafter and will be fully vested at the end of four years.

We are in the process of revising our Director Stock Plan and the new Plan will be voted on at the stockholder meeting in September.  Upon approval, tentatively September, 2006, you will receive a new director award of 16,250 shares of restricted stock which are fully vested after one year.  Also pending approval of the Plan, on May 31, 2007 and then annually each May 31st, we will offer to you 12,500 stock options that vest quarterly over one year and 6,250 restricted stock shares that fully vest after twelve months.  If the revised Director Stock Plan is not approved, you will receive an option to purchase 7,500 shares that vest in the same manner as the 32,500 option shares noted above.

Please sign this letter, indicating acceptance of this offer. Return a faxed copy to Sundi Sundaresh at 408 957-5622 and send the original back to Adaptec in the enclosed envelope. We are confident you will make a major contribution to our success and we look forward to have you join us.

Sincerely,

/s/ S. ‘Sundi’ Sundaresh

S. ‘Sundi’ Sundaresh,
President and Chief Executive Officer

Accepted:	/s/ Jon S. Castor

Start Date:	7/17/06